Exhibit 99.12

EXECUTION COPY

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of December 19, 2012 (the “Agreement”), between GETCO Holding Company, LLC, a Delaware limited liability company (“GETCO”), and the undersigned, a stockholder (the “Holder”) of Knight Capital Group, Inc., a Delaware corporation (“Knight”).

R E C I T A L S:

WHEREAS, GETCO, Knight and GA-GTCO, LLC (“GA-GTCO”) are entering into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the “Merger Agreement”) providing for the merger of an indirect wholly owned Subsidiary of Knight with and into Knight (the “Knight Merger”), the merger of an indirect wholly owned Subsidiary of Knight with and into GETCO (the “GETCO Merger”) and the merger of GA-GTCO with and into an indirect wholly owned Subsidiary of Knight (the “GA-GTCO Merger” and, together with the Knight Merger and the GETCO Merger, the “Mergers”), as a result of which each of Knight, GETCO and the surviving entity in the GA-GTCO Merger will survive as wholly owned subsidiaries of a newly incorporated public company, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

WHEREAS, the Holder is the beneficial owner of no shares of Class A common stock, par value $0.01 per share, of Knight (the “Common Stock”), and 26,000,013 shares of Series A-1 Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, of Knight (the “Series A-1 Preferred”) (such shares of Common Stock and Series A-1 Preferred held by the Holder as of the date hereof, the Holder’s “Existing Shares” and such Existing Shares, together with any Common Stock and Series A-1 Preferred acquired by such Holder after the date hereof, the “Shares”); and

WHEREAS, as an inducement and a condition to GETCO entering into the Merger Agreement, Holder is entering into this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Agreement to Vote. The Holder agrees that, from and after the date hereof and until the termination of this Agreement, at any meeting of the Holders, or in connection with any written consent of the Holders, the Holder shall vote (or cause to be voted) all Shares entitled to vote at such meeting or in connection with such written consent (i) in favor of (A) approval and adoption of the Merger Agreement and the transactions contemplated thereby (including the

Mergers) and (B) any proposal to adjourn or postpone the Knight Stockholders Meeting to a later date if there are not sufficient votes to approve and adopt the Merger Agreement and (ii) against any and all of the following actions (other than the transactions contemplated by the Merger Agreement): (A) any agreement, transaction or proposal that relates to an Acquisition Proposal or Alternative Transaction or (B) any action involving Knight or its Subsidiaries or Affiliates which results or is reasonably likely to result in the breach by Knight of a representation, warranty or covenant in the Merger Agreement or the impairment of Knight’s ability to consummate the transactions contemplated by the Merger Agreement (including the Mergers). Nothing contained herein shall be construed to limit the ability of the Holder to discharge his or her fiduciary duties as a director or officer of Knight, as applicable.

2. Proxy. The Holder hereby grants to Knight a proxy to vote the Units as indicated in Section 1 above. The Holder intends this proxy to be irrevocable during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by the Holder with respect to the Units.

3. Retention of Shares. The Holder agrees that the Holder will not, prior to termination of this Agreement sell, short sell, transfer, pledge, assign, tender or otherwise dispose of any of the Holder’s Shares (a “Transfer”) or enter into any contract, arrangement or understanding with respect to a Transfer of the Shares; provided that the Holder may Transfer the Shares for estate planning or philanthropic purposes so long as the transferee agrees to be bound by the provisions of this Agreement.

4. Nonsolicitation of Competing Proposals. The Holder agrees that, from and after the date hereof and until the termination of this Agreement, the Holder will not and will direct and use all reasonable efforts to cause the Holder’s respective agents and representatives (including, without limitation, any attorney or accountant retained by the Holder) not to, solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal.

5. Representations and Warranties.

(a) The Holder represents and warrants that the Holder has, and at all times during the term of this Agreement will continue to have, beneficial ownership of, good and valid title to and full and exclusive power to vote and to Transfer the Existing Shares (except with respect to Shares Transferred for estate planning or philanthropic purposes in the manner contemplated by Section 3). The Existing Shares constitute all of the shares of Common Stock and Series A-1 Preferred owned of record or beneficially by the Holder as of the date hereof. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party obligating the Holder to Transfer or cause to be Transferred to any Person any of the Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) The Holder is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Holder is not in violation of any of the provisions of the Holder’s articles of incorporation, bylaws or comparable organizational or trust documents, as applicable.

(c) The Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations contemplated hereunder, have, if required, been duly and validly approved by the board of directors or comparable governing body of the Holder and authorized by all necessary action. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(d) The execution, delivery, and performance by the Holder of this Agreement will not (i) violate any provision of Law to which such Holder is subject, (ii) violate any order, judgment, or decree applicable to such Holder, or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder is a party or any term or condition of its articles of incorporation or by-laws or comparable organizational or trust documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

(e) The execution and delivery by the Holder of this Agreement does not, and the performance of the Holder’s obligations hereunder will not, require the Holder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(f) None of the Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement. None of the Shares is subject to any pledge agreement pursuant to which the Holder does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

6. Termination. This Agreement shall terminate at the earlier of (i) the Effective Time or (ii) the date the Merger Agreement is terminated in accordance with its terms.

7. Acknowledgment. The Holder acknowledges that GETCO will be irreparably harmed by and that there will be no adequate remedy at law for a violation by the undersigned hereof. Without limiting other remedies, GETCO shall have the right to enforce this Agreement by specific performance or injunctive relief.

8. Binding on Successors. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the heirs, successors and assigns of the Holder and the successors and assigns of GETCO. No party hereto may assign any rights or obligations hereunder to any other person, except upon the prior written consent of the other party.

9. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the Delaware Courts.

10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signature Page Follows]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

GETCO HOLDING COMPANY, LLC

By:	/s/ John A. McCarthy
Name:	John A. McCarthy
Title:	General Counsel

HOLDER: TD Ameritrade Holding Corporation

/s/ Fredric J. Tomczyk
Name:	Frederic J. Tomczyk
Title:	President and Chief Executive Officer